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                                                                                                     Exhibit 11

                              SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                                  (In Thousands, Except Per Share Data)
                                               (Unaudited)

                                                                    Three Months                      Three Months
                                                                        Ended                            Ended
                                                                    September 30                      September 30
                                                                        1995                              1994
Primary
-------

Net Income                                                          $    1,687                        $    1,336
                                                                    ==========                        ==========

Weighted Average Shares Outstanding                                  7,686,490                         7,511,302

Incremental Shares from Assumed
    Exercise of Stock Options                                          271,383                           366,093
                                                                    ----------                        ----------

Total Shares                                                         7,957,873                         7,877,395
                                                                    ==========                        ==========


Primary Per Share Amounts
-------------------------

Net Income                                                          $     0.21                        $     0.17
                                                                    ==========                        ==========


Fully Diluted *
-------------

Net Income                                                          $    1,687                        $    1,336
                                                                    ==========                        ==========

Weighted Average Shares Outstanding                                  7,686,490                         7,511,302

Incremental Shares from Assumed
    Exercise of Stock Options                                          295,715                           359,776
                                                                    ----------                        ----------

Total Shares                                                         7,982,205                         7,871,078
                                                                    ==========                        ==========


Fully Diluted Per Share Amounts
-------------------------------

Net Income                                                          $     0.21                        $     0.17
                                                                    ==========                        ==========

*   Fully diluted earnings per share calculation is presented in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than 3%.

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